AMENDMENT NO. 5 TO INVESTMENT ADVISORY AND ANCILLARY SERVICES

AGREEMENT

This amendment (“Amendment”) to the Investment Advisory and Ancillary Services Agreement dated as of August 23, 2011, as amended (“Advisory Agreement”) is made as of December 15, 2023 by and between NORTHERN TRUST INVESTMENTS, INC. (“NTI”) and FLEXSHARES TRUST

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and the FlexShares® Morningstar Emerging Markets Factor Tilt Index Fund, FlexShares® Credit-Scored US Long Corporate Bond Index Fund, FlexShares® Credit-Scored US Corporate Bond Index Fund and FlexShares® US Quality Low Volatility Index Fund (each a “Fund” and collectively the “Funds”) are each a series thereof;

WHEREAS, NTI serves as the investment adviser to the Funds pursuant to the Advisory Agreement;

WHEREAS, NTI and the Board of Trustees of the Trust desire to make a permanent reduction of NTI’s contractual fee rates under the Advisory Agreement for each of the Funds; and

WHEREAS, NTI represents that the quality and quantity of its services under the Advisory Agreement will not be affected by this commitment and that its obligations under the Advisory Agreement will remain unchanged in all respects.

NOW, THEREFORE, the Trust and NTI agree to enter into this Amendment for good and valuable consideration receipt of which is hereby acknowledged, and intending to be legally bound, agree as follows:

1.	Effective as of January 1, 2024, NTI reduces permanently its contractual fee rate under the Advisory Agreement for the Funds as follows:

For the services provided and the expenses assumed by NTI pursuant to the Advisory Agreement, the Trust will pay to NTI, as full compensation therefor, a fee at the following annual rate of each Fund’s average net assets, which fee will be computed based on the net assets of each Fund on each day and will be paid monthly:

FUND	FEE RATE %
FlexShares® Morningstar Emerging Markets Factor Tilt Index Fund	0.57%
FlexShares® Credit-Scored US Long Corporate Bond Index Fund	0.15%
FlexShares® Credit-Scored US Corporate Bond Index Fund	0.15%
FlexShares® US Quality Low Volatility Index Fund	0.17%

2.

Any future amendment to increase or otherwise reinstate the contractual fee rate under the Advisory Agreement for each Fund as in effect prior to the date hereof must be approved by the shareholders of such Fund as and to the extent required by the 1940 Act.

3.	This Amendment shall be attached to and made a part of the Advisory Agreement.

4.	The Advisory Agreement shall continue in full force and effect as modified hereby.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by its officers designated below as of the day and year first above written.

NORTHERN TRUST INVESTMENTS, INC.

By:

Name: Peter K. Ewing
Title: Senior Vice President

FLEXSHARES TRUST

By:

Name: Randal Rein
Title: Treasurer